Exhibit (a)(1)(G)

This announcement is not an offer to purchase or a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated August 12, 2008 and the related Letter of Transmittal and any amendments or supplements thereto and is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

ALLERGY RESEARCH GROUP, INC.

by

LONGHORN ACQUISITION CORP.

a wholly-owned subsidiary of

KI NUTRICARE, INC.

a wholly-owned subsidiary of

KIKKOMAN CORPORATION

Longhorn Acquisition Corp. (the “Purchaser”), a Florida corporation and wholly owned subsidiary of KI NutriCare, Inc. (the “Parent”), a New York corporation and wholly-owned subsidiary of Kikkoman Corporation, a corporation organized under the laws of Japan, is offering to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares” and each “Share”), of Allergy Research Group, Inc., a Florida corporation (the “Company”), at $1.33 per Share, to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 12, 2008 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,

ON TUESDAY, SEPTEMBER 9, 2008, UNLESS THE OFFER IS EXTENDED.

The purpose of the Offer is for Parent, through Purchaser, to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger (as defined in the Offer to Purchase), as the second step in the acquisition, is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, Purchaser intends to consummate the Merger as promptly as practicable.

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Tender Condition (as defined in the Offer to Purchase), which requires that the number of Shares that are validly tendered and not properly withdrawn prior to the expiration of the Offer, together with any Shares beneficially owned by Parent or any subsidiary thereof, equals at least 67% of the outstanding shares on a fully diluted basis. The Offer is also subject to the other conditions described in the Offer to Purchase. The Offer is not conditioned upon Parent or the Purchaser obtaining financing. If any condition is not satisfied, the Purchaser may extend the Offer for successive periods as described in the Offer to Purchase and, subject to withdrawal rights as set forth below, shall retain all such Shares until the expiration of the Offer as so extended, or waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered prior to the expiration of the Offer and not withdrawn. The Purchaser will also extend the Offer for any period as may be required by applicable rules and regulations of the SEC. If Purchaser extends the Offer, Purchaser will inform the Depositary of that fact, and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire.

If the Offer closes but Purchaser does not acquire sufficient Shares such that the tendered Shares would enable a “short-form” merger to occur under the Florida Business Corporation Act (or any other condition to the Offer is not satisfied or waived by Purchaser), Purchaser may elect to provide a subsequent offering period immediately following the expiration of the tender offer. No withdrawal rights apply to Shares tendered in a subsequent offering period, and no withdrawal rights apply during a subsequent offering period with respect to Shares previously tendered in the Offer and accepted for payment. The Purchaser does not currently intend to include a subsequent offering period, although the Purchaser reserves the right to do so.

For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment Shares validly tendered and not properly withdrawn as, if and when, the Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) or an affidavit of loss relating to such Share Certificates, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal.

In order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a facsimile), properly completed and signed, together with any required signature guarantees, or an Agent’s Message in connection with a book-entry delivery of Shares, and any other documents that the Letter of Transmittal requires at one of its addresses set forth on the back cover of the Offer to Purchase on or prior to the Expiration Date, and either (a) deliver Share Certificates to the Depositary or cause the Shares to be tendered pursuant to the procedure for book-entry transfer, and the Depositary must receive Book-Entry Confirmation, in each case, on or prior to the Expiration Date, or (b) comply with the guaranteed delivery procedures, as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” in the Offer to Purchase.

Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer. Thereafter, such tenders are irrevocable, except that they may be withdrawn after September 9, 2008 unless such Shares have been accepted for payment as provided in the Offer to Purchase. To withdraw tendered Shares, a written or facsimile transmission notice of withdrawal with respect to such Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934 is contained in the Offer to Purchase and the related Letter of Transmittal and is incorporated herein by reference.

The Company has provided us with the Company’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed (along with the Schedule 14D-9, which will be mailed together with the Offer to Purchase and Letter of Transmittal) to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

If you sell your Shares in the Offer, you will cease to have any equity interest in the Company or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you also will no longer have an equity interest in the Company or any right to participate in its earnings and future growth. Similarly, after selling your Shares in the Offer or the subsequent Merger, you will not bear the risk of any decrease in the value of the Company. Appraisal rights will be available to holders of Shares who do not tender in the Offer that properly exercise their appraisal rights under the Florida Business Corporation Act.

The Offer to Purchase and the related Letter of Transmittal contain important information. Stockholders should carefully read both in their entirety before any decision is made with respect to the Offer.

Any questions or requests for assistance may be directed to the Information Agent at the telephone numbers and addresses set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Purchaser’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of Shares, stockholders are directed to contact Computershare Trust Company, N.A., the Depositary.

The Information Agent for the Offer is:

199 Water Street - 26th Floor

New York, NY 10038

Banks and Brokers Call: (212) 440 -9800

All others Call Toll-Free: (866) 432-2784

August 12, 2008